EXHIBIT 99.1

FOR IMMEDIATE RELEASE                             CONTACT:  Tricia Bergeron
---------------------                   Gulfstream Corporate Communications
                                                               912/965-3700

               GULFSTREAM AEROSPACE COMPLETES ACQUISITION OF
                      K-C AVIATION FROM KIMBERLY-CLARK

               ACQUISITION SUPPORTS COMPANY'S GROWTH STRATEGY
           IS EXPECTED TO BE ACCRETIVE TO EPS IN FIRST FULL YEAR

---------------------------------------------------------------------------

     SAVANNAH, GA, AUGUST 19, 1998 - Gulfstream Aerospace Corporation (NYSE:GAC) today completed its previously announced acquisition of K-C Aviation, a leading provider of business aviation services. Gulfstream acquired K-C Aviation for $250 million in cash from the Kimberly-Clark Corporation. The acquisition is a key part of Gulfstream's growth strategy and will allow the Company to accelerate its aircraft completions business, diversify and grow its aircraft maintenance and parts business, and strongly establish the Gulfstream name in the aircraft engine service market. The acquisition is expected to be accretive to Gulfstream's earnings per share in the first year of operation.

     "With a reputation as 'best in class' and a highly skilled and talented workforce, K-C Aviation is an excellent match to support Gulfstream's growth," said Jim Johnson, president and chief operating officer, Gulfstream Aerospace Corporation. "We expect to fully utilize the company's expertise in all of its business areas - most notably, custom aircraft interiors, aircraft maintenance service and parts and engine and APU service."

     The newly acquired company will immediately move forward under the Gulfstream Aerospace name. In addition to gaining 1,200 employees widely recognized as the best in business aviation today, Gulfstream acquires state-of-the-art facilities in Texas, Wisconsin, and Massachusetts. The Texas and Wisconsin locations offer large well-equipped hangars suitable for both completions and maintenance work as well as paint and stripping facilities. The Massachusetts location offers aircraft service and interior refurbishment capabilities. These three locations complement Gulfstream's existing facilities in Georgia, California, Oklahoma and Mexico, giving the Company a presence in all regions of the United States. The result is increased convenience and response capability for customers worldwide.

     Gulfstream plans to use the additional capacity and workforce to accelerate its completions business in order to match the strong demand for its products - the Gulfstream IV-SP and Gulfstream V jet aircraft. In 1999, the Company expects to produce 64 aircraft, more than twice the aircraft produced in 1996. In addition, Gulfstream will continue to provide maintenance service and interior refurbishment for a variety of aircraft models, including Challengers, Falcons, Hawkers and Citations. Gulfstream also intends to continue to grow the well-established engine and APU (auxiliary power unit) business.

     "The employees of K-C Aviation are thrilled to become part of the world's leader in business aviation," said John Rahilly, former president, K-C Aviation. "Our teams share a legacy of excellence and a strong commitment to quality and customer satisfaction. Together we will support Gulfstream's continued growth and leadership well into the future." In the new organization, Rahilly will be vice president and general manager, responsible for the Dallas and Appleton facilities and he will report to Jim Johnson, president and chief operating officer, Gulfstream Aerospace Corporation.

     In business for 30 years, K-C Aviation was the largest independent completion center for business aircraft in North America, with annual revenues of approximately $200 million. For the past five years, K-C Aviation was named "Best Completion Center" by Professional Pilot magazine. In addition to custom aircraft interiors, K-C Aviation was the second largest engine service center in the United States and also offered maintenance services, spares, APU (Auxiliary Power Unit) service, avionics retrofit, non-destructive testing and component overhaul.

     Gulfstream Aerospace Corporation is the leading designer, developer, manufacturer and marketer of the world's most technologically advanced intercontinental business jet aircraft. The Company has produced more than 1,000 aircraft for customers around the world since 1958. Gulfstream offers a range of aircraft products and services to meet the aviation needs of its customers, including the Gulfstream IV-SP(R), the ultra-long range Gulfstream V(R), Gulfstream Shares(R), Gulfstream Financial Services, Gulfstream Pre-Owned Aircraft Sales, Gulfstream Charter Services(SM), Gulfstream Management Services(SM) and Gulfstream ServiceCare(SM). In 1997, Gulfstream reported revenues of $1.9 billion. The company employs approximately 7,300 people at eight locations.


===========================================================================
     This press release includes forward-looking statements, including statements regarding future earnings and production of Gulfstream and the impact of the acquisition of K-C Aviation, Inc. These forward-looking statements are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's Securities and Exchange Commission filings.
===========================================================================